Exhibit 99.1

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:

Jack Dunn, President & CEO	Winnie Lerner/Jessica Liddell
(410) 224-1483	(212) 371-5999

FOR IMMEDIATE RELEASE

HELIOS CONSULTING GROUP JOINS FTI CONSULTING

Business Economics/Strategic Marketing Practice Further Expands FTI’s Domain Expertise

ANNAPOLIS, MD, August 11, 2005—FTI Consulting, Inc. (NYSE: FCN), a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms, today announced that the business economics and strategic marketing firm, Helios Consulting Group, has joined FTI in its economic consulting segment. Its principals, Sam Hill, Jong Chow, Dane Tyson and Margaret Russell, will be based in Chicago. Their practice involves applying sophisticated analytical techniques to the problems that CEOs and CMOs of Fortune 500 and other global companies face in developing and implementing concrete, focused strategies for driving revenue growth and profitability. The practice will initially comprise eight professionals.

Mr. Hill, founder of Helios, was a Partner and Chief Marketing Officer for Booz Allen Hamilton, Inc. prior to the founding of Helios. He has over 25 years experience in assisting corporate clients in identifying, prioritizing and executing strategies to promote organic growth opportunities, improving brand positioning and management, optimizing corporate brand portfolios, and market planning. He speaks and writes frequently on these issues. His 1999 Radical Marketing has been translated into seven languages and was named one of Fortune Magazine’s Best Business Books. His book, The Infinite Asset, has been called “one of the best business books of the last two decades.”

Commenting on these events, Jack Dunn, FTI’s president and chief executive officer, said, “Helios and its great professionals represent another important step in expanding our domain expertise to the areas most needed by our clients. At every company, quality in execution and revenue growth are the CEO’s top priorities, at a time when the limits of mere cost-cutting to achieve results have been reached. Helios employs a unique combination of analytical intellectual capital and high-level marketing knowledge to provide clients with practical strategies and techniques that increase revenues and improve profitability. They will significantly enhance our ability to assist our clients with issues that are critical to success in today’s domestic and international business environments as well as move FTI into scalable areas beyond our traditional advocacy practices.”

About FTI Consulting

FTI is a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms when confronting critical issues that shape their future and the future of their clients, such as financial and operational improvement, major litigation, mergers and acquisitions and regulatory issues. Strategically located in 24 of the major US cities, London and Melbourne, FTI’s total workforce of more than 1,100 employees includes numerous PhDs, MBA’s, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

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